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Exhibit 14.1

B U S I N E S S    C O N D U C T    P O L I C Y

Sealy is committed to maintaining the highest standards of ethics and entrusts that commitment to its people.

SEALY PEOPLE

All Sealy employees are responsible for acquainting themselves with the legal restrictions applicable to their assigned duties, and conducting themselves accordingly. Consistent with Sealy's commitment to diversity, employees shall not discriminate against or harass others. Conflicts of interest, or the appearance of such conflicts, including receipt of lavish gifts, must be avoided. Company resources must be used only for Company business. Confidential information must not be disclosed or used for personal benefit, including buying or selling Sealy stock or notes.

SEALY

Sealy is committed to competing fairly and complying with all applicable laws, including those relating to employment, safety, competition and environmental protection. The use of Sealy personnel or assets for any unlawful purpose is forbidden.

ENSURING COMPLIANCE

Every Sealy employee is responsible for ensuring compliance with this policy. Anyone suspecting a violation of this policy should consult their supervisor or human resources management. If questions remain unanswered or violations continue, contact the next higher level of management or Sealy's law department. No employee will be punished for raising questions or reporting violations under this policy.

Issued December 1999

B U S I N E S S    C O N D U C T    G U I D E L I N E S

I.     INDIVIDUAL GUIDELINES

  A.
  Honesty and Fairness

  B.
  Conflicts of Interest

  C.
  Receipt of Gifts by Sealy Employees

  D.
  Use of Company Resources

  E.
  Confidential Information

  F.
  Public Statements

  G.
  Buying and Selling Shares

II.    COMPANY GUIDELINES

  A.
  Gifts and Entertainment by Sealy

  B.
  Payments to Third Parties

  C.
  Antitrust/Competition...

  D.
  Environmental Regulations

  E.
  Safety Regulations

  F.
  Securities Law

  G.
  Political Contributions

  H.
  Export Controls and Import Restrictions

  I.
  International Boycott Activities

  J.
  Compliance with all Laws in all Jurisdictions.

  K.
  Accurate Books and Records

III.  ENSURING COMPLIANCE

I.     INDIVIDUAL GUIDELINES

  Each Sealy employee has an individual responsibility to deal ethically with customers, suppliers, employees, shareholders and the general public. Sealy employees are expected to do more than merely avoid unethical conduct affecting these groups. They must also take the initiative and assume personal responsibility for honesty and fairness. Each Sealy employee is responsible for acquainting himself or herself with the legal restrictions and Sealy policies applicable to his or her assigned duties.

  A.    Honesty and Fairness

    Sealy expects from each of its employees honesty and openness in dealings with others. Employees, for example, must be willing to accept responsibility for their mistakes. Everyone must be willing to tell their supervisors the bad as well as the good news. Supervisors have a corresponding responsibility for honesty in their treatment of subordinates.

    Employees are expected to raise ethical concerns and report any actual or suspected ethical misconduct to their supervisor or to the law department. Honesty also requires that employees refuse to participate, whether actively or passively, in any cover-up of such misconduct. Each employee is expected to cooperate fully in any investigation of ethical matters by Sealy. "Looking the other way" on potential ethical violations is in direct contradiction to Sealy's commitment to honesty and integrity, and will not be tolerated.

    All Sealy employees are expected to treat their follow employees with fairness and respect. All applicants and employees must be given an equal opportunity to succeed regardless of their race, color, gender, religion, age, national origin, disability, handicap, or other protected status under applicable laws, rules, or regulations of federal, state, and local governments. Harassment, including the creation of a hostile environment, has no place at Sealy. The diversity of Sealy's workforce is one of its great strengths. Sealy's supervisors are expected to foster an environment that encourages each employee to develop his or her capabilities to the fullest without interference from discrimination or harassment.

  B.    Conflicts of Interest

    Employees are expected to avoid any outside interests or activities that could be advanced at the expense of Sealy's interests. Such involvement may divide an employee's loyalty between Sealy and the outside interest, and thus create a potential conflict of interest. Employees must not run "side businesses" which compete with, sell to, or buy from Sealy. Employees must avoid any financial investments in competitors, suppliers or customers other than nominal investments in public companies that do not affect an employee's objectivity in promoting Sealy's interests.

    Employees must conduct themselves in a manner that avoids even the possible appearance of conflict between their personal interests and those of Sealy. Apparent conflicts of interest can easily arise. Any employee who feels that he or she may have a conflict, actual or potential, should report all pertinent details to his or her supervisor. The supervisor will be responsible for referring the matter to the Company's law department for clearance. Managers and certain other staff will be required to annually disclose violations of the Business Conduct Policy and conflicts of interest on a Business Conduct Certificate form.

  C.    Receipt of Gifts by Sealy Employees

    Gifts from suppliers, customers, or competitors to Sealy employees may raise the appearance, if not the reality, of dishonest or unfair dealings. It is Sealy's policy that all business decisions be made impartially and fairly, and not on the basis of gratuities offered to employees. Therefore, no employee, or any of his or her family, may solicit or accept favors, gifts, loans or other benefits (including services, vacations, travel, accommodations, discounts and material goods) from any supplier, customer or competitor. The only exception to this policy is for casual entertainment (meals and event tickets) or gifts (other than money) of nominal value which are customarily offered to others having a similar relationship with a supplier, customer or competitor. Sealy employees are expected to exercise good judgement in deciding whether to accept a gift or entertainment, and should resolve doubts by declining.

    Any gift or entertainment received from Sealy's suppliers, customers, or competitors with a value over $100 must be declined, returned, or disposed of and the giver reminded of Sealy's policy against such gratuities. Gifts or entertainment with a value over $100 must be reported to the employee's supervisor and to Sealy's General Counsel.

  D.    Use of Company Resources

    Each employee has a responsibility to use Company resources, including time, materials, equipment and proprietary information, for Company business purposes only, and not for personal benefit. Employees are expected to engage only in Company-related activities during normal business hours and should not use such time for conducting personal business. Company property (such as shop or office equipment, tools, materials, assets and facilities) should not be used by employees for other than Company purposes, unless authorized by the facility manager, your supervisor, or a Sealy corporate officer.

    Inventions and ideas developed as a result of a Company assignment, on Company time, or using Company property belong to Sealy and should not be otherwise used or commercialized by employees. Engineering designs and information relating to Sealy products also may not be used, other than in Sealy's business, without Sealy's prior approval.

    Employees have a responsibility not to misuse the inventions and ideas of others. Copyrighted materials (including books, articles, computer software programs and tapes) should never be plagiarized or copied for general distribution. Computer software programs should only be used if properly licensed.

  E.    Confidential Information/Public Statements

    All employees receive Sealy's business and technical information and know-how in trust, and are expected to maintain such information in confidence and not disclose or use it other than in the Company's business and for the Company's benefit. This information includes, for example, names of customers and suppliers, pricing, specifications, manufacturing processes and equipment, plant layout, engineering drawings, business plans, unpublished financial and marketing information, and all documents and data which relate to such items.

  F.    Public Statements

    Any public statements regarding the performance of Sealy or any of its subsidiaries (except the normal material given to suppliers or customers), or any disclosure of confidential material information about the Company, must be approved in advance by a corporate officer of Sealy. Any inquiries from the press should be referred to the Company's law department.

  G.    Buying and Selling Shares

    Purchases or sales of Sealy stock or notes should never be based on "inside information" acquired as a Sealy employee. No employee may invest in or sell the stock of a customer, supplier or other business contact, based on non-public knowledge of its business acquired while working for Sealy. Furthermore, no employee may buy or sell Sealy stock or notes based on the knowledge of a significant event of which the public is not yet aware. Such investments or sales may violate the United States securities law as well as the trust that Sealy places in employees with access to sensitive information. If in doubt, contact Sealy's law department. In addition, no Sealy employee may "tip" another person by giving that person non-public information so that person can buy or sell stock or notes on this basis.

II.    COMPANY GUIDELINES

  A.    Gifts and Entertainment by Sealy

    Sealy believes that business decisions of its customers and suppliers should be made on the basis of quality, service, price, and other competitive factors. Gifts and entertainment are used to create goodwill with Sealy's customers. If they go beyond that and make the customer feel obligated to offer any special consideration to Sealy they are unacceptable. Sealy's policy is to avoid even the appearance of favoritism based on business courtesies.

    Employees must exercise good judgment and moderation and should offer gratuities to customers only to the extent that they are in accordance with reasonable customs in the marketplace. On occasions when gift giving or entertainment is widely accepted and customarily practiced, such gratuities may be offered to employees of customers provided they are lawful, appropriate, and consistent with the recipient Company's policies. All such gifts and entertainment must be properly reported and recorded on Sealy's books.

  B.    Payments to Third Parties

    Payments must be made by Sealy to third parties only for services or products properly provided to the Company. No Sealy employee shall make any direct or indirect payment in the nature of a bribe, payoff or kickback to secure or maintain business, or for any other purpose, to the personnel of any government agency, customer, supplier or competitor. In order to avoid even the appearance of improper payments, no payments are to be made by the Company in cash, other than approved cash payrolls, documented petty cash disbursements, or promotions approved in advance by a corporate officer. All such cash payments must be properly reported and recorded of Sealy's books. No corporate checks are to be written to "cash", "bearer", or third-party designees of the person entitled to payment.

    "Facilitating payments" in foreign countries are discouraged, and may be made only in those countries outside the United States where they are a recognized and open practice, and only following approval by the Company's law department. Facilitating payments are small payments made to minor functionaries who, unless compensated, would delay or refuse to perform administrative functions to which Sealy is clearly entitled. Payments made for the purpose of influencing policy or business decisions of the recipient's employer—or causing the recipient to violate the confidence of, or act in conflict with the interest of, his or her employer—are not facilitating payments. Every facilitating payment must be properly recorded and accounted for and promptly reported to Sealy's chief financial officer so that Sealy may comply with all tax and other applicable laws. No facilitating payments may be made in the United States.

  C.    Antitrust/Competition

    Sealy's policy is to comply with all antitrust, competition and trade regulation laws and use only ethical and proper methods to market the Company's products. All Sealy customers shall be treated fairly and evenhandedly, and no preferential trade terms or other treatment will be extended to any customer in violation of any law. To avoid even the appearance of improper actions, Sealy absolutely prohibits illegal consultations with competitors regarding prices, customers or territories.

    All commissions and other payments must be adequately documented and reported to government authorities as required.

    Sealy's policy is to compete on the basis of information fairly and freely available in the marketplace, and Sealy will carefully observe all legal restrictions on the receipt or use of privileged or proprietary information of others.

  D.    Environmental Regulations

    Sealy is dedicated to being a leader in the protection of the environment by continually improving its environmental compliance to benefit customers, suppliers, employees, shareholders and the general public. All Sealy employees must be committed to developing, designing and operating facilities and products in a safe and environmentally responsible manner. It is Sealy's policy to maintain programs and procedures that support the continued integration of environmental health and safety programs, procedures and practices in all of the Company's operations. Should any employee have a concern about any operation, process, control or disposal technique that may impact the environment, that concern must be reported immediately to the employee's supervisor, to the person assigned environmental responsibility at the employee's facility, or the law department.

  E.    Safety Regulations

    It is the Company's policy to adhere to or exceed all safety laws that apply to its operations. It is the duty of every manager, supervisor and employee to plan safe operations within the parameters of applicable federal, state, and local laws. Employees must promptly report any unsafe conditions to their supervisor or Sealy's law department. Employees are required to follow all Company safety regulations, even if they are more stringent than local safety laws.

  F.    Securities Laws

    It is Sealy's policy, and the law, that all disclosures to the public, including periodic reports, press releases, speeches and stockholder communications, shall be accurate and timely.

  G.    Political Contributions

    Sealy believes that it has a responsibility to take public positions on issues important to its business, and to the welfare of its employees and shareholders. However, unless specifically authorized in writing by Sealy's Chief Executive Officer, Sealy will not permit Company funds, property or services to be contributed to any political candidate, party, campaign or officer holder, nor will it permit political candidates to campaign on Company premises, whether or not such activity is lawful in the state or country in question.

  H.    Export Controls and Import Restrictions

    Sealy shall comply with all United States laws relating to the export of goods and technical data from the United States. All goods imported into the United States shall be properly labeled with the country of origin and comply with United States importation laws. Because of the complexity of export and import regulations, employees who have any questions concerning export and import matters should contact Sealy's law department.

  I.    International Boycott Activities

    It is illegal for a United States or foreign unit of Sealy to enter into an agreement to refuse to deal with potential or actual customers or suppliers because of boycotts not approved by the United States government, or to otherwise engage in or support restrictive international trade practices. Employees shall not directly or indirectly engage in any activity that could reasonably have the effect of promoting a restrictive international trade practice. Since the mere receipt of a request to engage in such activity becomes a reportable event by law, all employees should immediately seek advice from Sealy's law department if such a request is received which seemingly seeks the Company's involvement in such a restrictive trade practice. If local laws and United States laws on boycott participation are in conflict, please contact the Company's law department for clarification.

  J.    Compliance with all Laws in all Jurisdictions

    It is the policy of Sealy to comply with all applicable laws in every location that the Company does business. When Sealy's policies are more stringent than local laws, the Company's policy must be observed and followed.

  K.    Accurate Books and Records

    Sealy's business integrity is reflected in a concrete way in its books and records. All employees are responsible for ensuring the accuracy and reliability of the Company's accounts. Fictitious, improper, deceptive, undisclosed or unrecorded funds, assets, or liabilities are serious ethical violations. It is the policy of the Company that all books and records conform to generally accepted accounting principals and to all applicable laws and regulations. All transactions must by accurately documented and accounted for on the books and records of the Company. All entries must contain appropriate descriptions of the underlying transactions and no false or deceptive entries shall be made. No employee shall enter into any transaction that is other than as described in supporting documentation. Furthermore, no employee shall participate in obtaining or creating false invoices or other misleading documentation, or inventing or using fictitious entities, sales, purchases, services, loans or other financial arrangements for any purpose. Finally, Sealy will not maintain or use any anonymous ("numbered") bank account or other account that does not identify Sealy's ownership.

III.   ENSURING COMPLIANCE

    Employees are encouraged to discuss questions openly with other employees. If necessary, an employee should seek clarification or interpretation of these Guidelines from his or her supervisor or from the Company's law department. Supervisors and managers are responsible for ensuring compliance with the Guidelines by monitoring and enforcing the Guidelines within their areas of responsibility. All of Sealy's supervisors and managers are expected to lead by example and communicate a real concern for adherence to these Business Conduct Guidelines.

    Sealy has established a program which requires certain employees to certify annually that they have complied with these standards and have reported to the appropriate person any deviation from these standards of which they have knowledge. Sealy depends on this certification and expects that employees will treat it with the utmost seriousness.

    Sealy's law department, and ultimately its Corporate Vice President, General Counsel, are responsible for overseeing compliance with Sealy's Business Conduct Policy and these Guidelines. Periodic audits of compliance with these Guidelines will be conducted by Sealy's internal audit personnel. Any employee having information of any conduct in violation of these Guidelines is expected to report the matter promptly to his or her supervisor or, if necessary, Sealy's Corporate Vice President, General Counsel at (336) 861-3588 or Corporate Vice President, Human Resources at (336) 861-3587. Reporting a problem will not be the basis for punishment, but failing to report a problem could lead to discipline or dismissal.

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